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                                                                   [Exhibit 5.1]



                                 August 7, 1998


Plantronics, Inc.
337 Encinal Street
Santa Cruz, California 95060

     RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 7, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,300,000 additional shares of your Common Stock reserved for issuance under the 1993 Stock Plan (such additional shares the "Shares", and such plan the "Plan"). As legal counsel for Plantronics, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati

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